Exhibit 10.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK OF
MPHASE TECHNOLOGIES, INC.

mPhase Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of New Jersey does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, and the Board of the Corporation, has adopted resolutions (a) authorizing the designation and issuance of one thousand (1,000) shares of Series A Preferred Stock and (b) providing for the designations, preferences and relative participating, options or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1.	Designation of Series A Preferred Stock. The Corporation shall be authorized to issue one thousand (1,000) shares of Series A Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).

2.	Liquidation.

a. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of the assets of the Corporation legally available therefor, a preferential amount in cash equal to the Stated Value (as defined herein). All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for, payment of any amount for, or the distribution of any asset of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution and (ii) the Corporation’s common stock. If, upon any such distribution, assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all such sums payable were paid in full. Stated Value means $.001 per share.

b. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith by the Board.

3.	Ranking. Shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s (A) common stock and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 3, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4.	Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to stockholders of the Corporation. The holders of the one thousand (1,000) shares of Series A Preferred Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any regular or special meeting of stockholders) equal to such number of shares of common stock which is not less than fifty-one percent (51%) of the vote required to approve any action, which New Jersey law provides may or must be approved by vote or consent of the holders of common stock or the holders of other securities entitled to vote, if any. Except as otherwise required by law, the holders of Series A Preferred Stock shall vote together with the holders of common stock on all matters and shall note vote as a separate class. The holders of Series A Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of common stock entitled to vote at such meetings. No corporate actions requiring majority stockholder approval or consent may be submitted to a vote of common stock holders which in any way precludes the holders of Series A Preferred Stock from exercising their voting or consent rights as though they are or were a common stock holder. For purposes of determining a quorum for any regular or special meeting of the stockholders, the one thousand (1,000) shares of Series A Preferred Stock shall be included and shall be deemed as the equivalent of fifty-one percent (51%) of all shares of common stock represented at and entitled to vote at such meetings.

5.	Conversion. The Series A Preferred Stock shall not be convertible into any other class of stock.

6.	Dividends. Except as otherwise required by law, no dividend shall be declared or paid on the Series A Preferred Stock.

7.	Protective Provisions. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders (as defined herein), voting together as a single class, the Corporation shall not:

a. alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation;

b. amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock;

c. consummate a Fundamental Transaction (as defined herein);

d. increase or decrease the authorized number of Series A Preferred Stock;

e. create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding-up of the Corporation;

f. purchase, repurchase or redeem any shares of capital stock of the Corporation junior in rank to the Series A Preferred Stock (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Corporation the right to repurchase shares upon the termination of services; or

g. enter into any agreement with respect to any of the foregoing.

“Required Holders” means holders of 51% of the Series A Preferred Stock.

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8.	Fundamental Transaction. If, at any time while shares of the Series A Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person (as defined herein), (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 8 prior to such Fundamental Transaction and shall, at the option of the holders of Series A Preferred Stock, deliver to such holders in exchange for Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Preferred Stock. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

9.	No Redemption; No Preemptive Rights. The shares of Series A Preferred Stock are not redeemable by the Corporation. The shares of Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10.	Miscellaneous.

a.	Lost or Mutilated Preferred Stock Certificate. If a holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

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b.	Waiver. Any waiver by the Corporation or a holder of Series A Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holder of Series A Preferred Stock. The failure of the Corporation or a holder of Series A Preferred Stock to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder of Series A Preferred Stock) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a holder of Series A Preferred Stock must be in writing.

c.	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

e.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the principles of conflict of laws thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 2nd day of January, 2019.

mPhase Technologies, Inc.

/s/ Martin Smiley
Name: Martin Smiley
Title: Executive Vice President

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